Question 77 H.  Changes in control of Registrant

Series 5 - SunAmerica Global Trends Fund

During the period ended October 31, 2016, the SunAmerica Active Allocation Portfolio, an affiliate of the registrant (the Acquiring Company), purchased shares of the SunAmerica Global Trends Fund, which is a series of the registrant (the Acquired Fund), through a series of transactions. As of April 30, 2016, the Acquiring Company owned 12.5% of the Acquired Fund. As of
October 31, 2016, the Acquiring Company owned approximately 25.9% of the Acquired Fund.

Series 9 - SunAmerica Small-Cap Fund

During the period ended October 31, 2016, the SunAmerica Active
Allocation Portfolio, an affiliate of the registrant (the Acquiring Company), sold shares of the SunAmerica Small-Cap Fund, which is a series of the registrant (the Acquired Fund), through a series of transactions. As of April 30, 2016, the Acquiring Company owned 33.1% of the Acquired Fund. As of
October 31, 2016, the Acquiring Company owned approximately 21.6% of the Acquired Fund.